Exhibit 4.20
AMENDMENT NO. 19 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This Amendment No. 19 to Amended and Restated Credit Agreement (this “Amendment”), dated as of February 8, 2008, is entered into by and between SIFCO INDUSTRIES, INC. (the “Borrower”) and NATIONAL CITY BANK (the “Bank”) for the purposes amending and supplementing the documents and instruments referred to below.
WITNESSETH:
     WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended from time to time (as amended, the “Credit Agreement”; all terms used in the Credit Agreement being used herein with the same meaning); and
     WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to, among other things, increase the amount of the Subject Commitment to $8,000,000, extend the Expiration Date to July 1, 2009, amend the commitment fee, change pricing to Prime flat, and amend/waive certain financial covenants;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION I — Amendments to Credit Agreement
A. Subsection 2A.01 of the Credit Agreement is hereby amended to increase the maximum amount of the Subject Commitment from Six Million Dollars ($6,000,000) to Eight Million Dollars ($8,000,000). Borrower will sign an Amended and Restated Note for the new amount, the form of which is attached hereto as Exhibit A.
B. Section 2A.02 of the Credit Agreement is hereby amended to extend the Expiration Date from October 1, 2008 to July 1, 2009.
C. Subsection 2A.04 (“COMMITMENT FEE”) of the Credit Agreement shall be amended to set the commitment fee at thirty-five hundredths of one percent (.35%).
D. Subsection 2B.10 (“INTEREST: PRIME RATE LOANS”) of the Credit Agreement shall be amended to set the pre-maturity rate at Prime flat.
E. Subsections 3B.01 and 3B.03 are hereby amended in their entirety to read as follows:
3B.01 TANGIBLE NET WORTH — Borrower shall not suffer or permit the Tangible Net Worth of the Reporting Group, as of the end of any quarter, to be less than the required minimum amount. The required minimum amount shall be $30,000,000.00. The required minimum amount shall increase as of the last day of each fiscal year of Borrower, commencing with fiscal year ending September 30, 2008, by an amount equal to 50% of the consolidated Net Income of the Reporting Group for such fiscal year as measured by Borrower’s annual audited financial statements for such fiscal year. If Net Income is less than $0 for any fiscal year, the required minimum amount shall not be reduced as of the end of that fiscal year.
3B.03 EBITDA — Borrower shall not, at the end of each EBITDA Measurement Period, permit the aggregate of the Reporting Group’s Net Income for that period, plus the Reporting Group’s interest expense for that period, plus the Reporting Group’s federal, state, and local income tax expense, if any, for that period, plus the Reporting Group’s depreciation and amortization charges for that period, minus (plus) Ireland profit (loss) before taxes and Ireland depreciation expense for that period, minus (plus) the Reporting Group’s foreign currency translation adjustment to fall below Five Million Dollars ($5,000,000).
Each “EBITDA Measurement Period” shall be a period of four (4) consecutive quarterly fiscal periods of Borrower ending on the last day of the fourth such period. Borrower shall provide Bank with its EBITDA figure on a quarterly basis within forty-five (45) days of quarter end.
F. Borrower shall pay Bank an amendment fee of $2,000 upon execution of this Amendment.

SECTION II — Waiver
     Bank hereby waives all violations of the financial covenants set forth in section 3B of the Credit Agreement which occurred prior to the date of this Amendment. The execution, delivery and effectiveness of this Amendment and the specific waiver set forth herein shall not operate as a waiver of any other right, power or remedy of Bank under the Credit Agreement or constitute a continuing waiver of any kind.
SECTION III — Representations and Warranties
     Borrower hereby represents and warrants to Bank, to the best of Borrower’s knowledge, that
(A)	none of the representations and warranties made in the Credit Agreement or any Related Writing (collectively, the “Loan Documents”) has ceased to be true and complete in any material respect as of the date hereof; and

(B)	as of the date hereof no “Default” has occurred that is continuing under the Loan Documents.
SECTION IV — Acknowledgments Concerning Outstanding Loans
     Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank’s parent company and with any subsidiary or affiliate company of such Bank or of such Bank’s parent company.
SECTION V — References
     On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan Documents except as specifically set forth herein.
SECTION VI — Counterparts and Governing Law
     This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.
     IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.		NATIONAL CITY BANK

By:	/s/ Frank A. Cappello	By:	/s/ Christian S. Brown
Name:	Frank A. Cappello	Name:	Christian S. Brown
Title:	V.P. Finance and CFO	Title:	Vice President

AMENDED AND RESTATED NOTE
$8,000,000                Cleveland, Ohio                February 8, 2008
FOR VALUE RECEIVED, the undersigned, SIFCO INDUSTRIES, INC. (Borrower), an Ohio corporation, promises to pay to the order of NATIONAL CITY BANK, at the payee’s main office in Cleveland, Ohio, the principal sum of
EIGHT MILLION DOLLARS
(or, if less, the aggregate unpaid principal balance from time to time shown on the reverse side), together with interest computed thereon in accordance with the Credit Agreement referred to below, which principal and interest is payable in accordance with the provisions in the Credit Agreement.
This note is issued pursuant to a certain Amended and Restated Credit Agreement (the “Credit Agreement”) made as of April 30, 2002 by and between the payee and Borrower. The Credit Agreement contains definitions applicable to this note, provisions governing the making of loans, the acceleration of the maturity thereof, rights of prepayment and other provisions applicable to this note. Each endorsement, if any, on the reverse side of this note (or any allonge thereto) shall be prima facie evidence of the data so endorsed.
This note is issued in substitution for that certain $10,000,000 Note dated April 30, 2002 (the “Old Note”). This Note is not intended as a novation of the obligations of Borrower under the Old Note but rather is merely a restatement of the obligations thereunder after giving effect to the Credit Agreement.
Borrower hereby authorizes any attorney at law at any time or times to appear in any state or federal court of record in the United States of America after the indebtedness represented by this note shall have become due, whether by lapse of time or by acceleration of maturity, to waive the issuance and service of process, to present this note (together with any endorsement or endorsements thereon) to the court, to admit the maturity thereof and the nonpayment thereof when due, to confess judgment against Borrower in favor of the holder of this note for the full amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, it being understood that should any judgment against Borrower be vacated for any reason, the holder of this note may nevertheless utilize the foregoing warrant of attorney in thereafter obtaining additional judgment or judgments against Borrower.

Address:	SIFCO	INDUSTRIES, INC.
970 East 64th Street
Cleveland, Ohio 44103	By:	/s/ Frank A. Cappello
	Name:	Frank A. Cappello
	Title:	V.P. Finance and CFO
WARNING BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.
EXHIBIT A

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